Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
William S. McCalmont 972/753-2314	Douglas Lindsay 972/753-2342
Executive Vice President & CFO	Vice President of Finance
wmccalmont@acecashexpress.com	dlindsay@acecashexpress.com
ACE CASH EXPRESS REPORTS FISCAL 2006 FIRST QUARTER RESULTS
DALLAS (October 27, 2005)— ACE Cash Express, Inc. (NASDAQ:AACE) announced fiscal first quarter 2006 net income of $2.9 million and earnings per share of $0.21, compared to fiscal first quarter 2005 net income of $5.1 million and earnings per share of $0.37. Net income for the fiscal first quarter 2006 includes an after-tax charge of $1.0 million, or approximately $0.07 per diluted share related to losses from Hurricane Katrina. This charge includes the write-off of fixed assets and an addition to the loan loss provision related to current and past due loans to customers of these stores. During the first quarter of 2006, ACE’s total revenue increased 7 percent to $66.2 million from $62.0 million in the prior year period, due primarily to a 12 percent increase in bill payment services, a 9 percent increase in loan fees and interest, and a 5 percent increase in check cashing fees.
“We remain confident in our long-term disciplined growth strategy. We continue to balance our de novo store development program, through which we have opened 158 stores during the last 24 months, with accretive acquisitions and new products and services. The recently announced agreement to acquire 111 Popular Cash Express stores is a perfect example of how we can acquire stores that complement our existing store base and add new products and services to these stores,” said Jay B. Shipowitz, President and Chief Executive Officer.
Among ACE’s accomplishments during the fiscal first quarter 2006 were:

•	The total ACE store network, including franchised stores, had a first quarter record 10.2 million customer visits and processed approximately $2.4 billion in transactions.

•	ACE company-owned stores cashed 3.3 million checks, with a face value in excess of $1.2 billion, resulting in check-cashing fees for the quarter of $29.6 million, up 5 percent from $28.1 million in the first quarter of fiscal 2005.

•	ACE company-owned stores processed over 563,000 loan transactions, disbursed over $181 million in loan proceeds and generated interest income and fees of $25.2 million. Comparable store loan fees in company-owned stores increased 3.3 percent over the prior year’s first quarter, and in states not impacted by the FDIC Revised Guidelines, increased by 11.3 percent.

•	ACE company-owned stores processed over 1.9 million bill payment and debit card transactions, producing a revenue increase of 12 percent, to $5.3 million, from $4.7 million in the prior year period.

•	ACE company-owned stores sold approximately 42,000 prepaid debit cards in the first quarter of fiscal 2006, resulting in over one million cards sold since the product was introduced in fiscal 2003.
“Following the end of the quarter, we were recognized by Forbes Magazine as one of the country’s 200 Best-Run Small Companies,” commented Mr. Shipowitz. “I believe this recognition is a testament to the talent and hard work of all of our associates, and I thank them for their commitment to ACE.”
Store Openings
During the fiscal first quarter 2006, the Company opened 29 company-owned stores, including 11 ACE Cash Advance stores, and acquired two stores. ACE franchisees also opened an additional six stores during the quarter.
Hurricane Katrina
During the quarter, ACE recorded an after-tax charge of $1.0 million related to losses from Hurricane Katrina. This charge includes the write-off of fixed assets and an addition to the loan loss provision. At this time, 14 of the company’s 22 stores in the greater New Orleans market remain closed. ACE is in discussions with its insurance carrier to determine how much, if any, of these losses will be covered by its casualty insurance and the extent of its business interruption coverage.
Acquisition of 111 Popular Cash Express Stores
On September 21, 2005, ACE announced the execution of an asset purchase agreement to acquire 111 stores owned and operated by Popular Cash Express for $36 million and a plan to invest approximately $5 million on capital improvements to the acquired stores during the next 24 months.
ACE expects to acquire approximately 40 stores located in Florida, Texas and Arizona between October 31, 2005 and November 30, 2005, and all remaining stores by December 31, 2005. The Company does not expect the stores acquired in its second quarter to meaningfully contribute to earnings during the second quarter. ACE expects to expense approximately $1.0 million of transition costs during the second quarter of fiscal 2006.
ACE continues to expect the acquisition of these 111 stores to be between $0.26 and $0.30 accretive to earnings during the 12 months following the closing of the acquisition of all stores.
Fiscal 2006 Business Guidance
The statements preceded by bullet points below are the Company’s outlook or forecast for the Company’s business for the second quarter ending December 31, 2005 and the fiscal year ending June 30, 2006. These statements are made only as of October 27, 2005 and indicate only the expectations of the Company’s management as of that date. These statements supersede any and all previous statements made by the Company regarding the matters addressed. These statements are “forward-looking statements,” cannot be guaranteed and may prove to be wrong.
•	The Company expects to open 32 to 42 additional ACE Cash Express stores in the next three quarters for a total of 50 to 60 stores in fiscal 2006.

•	The Company expects to open 39 to 49 additional ACE Cash Advance stores in the next three quarters for a total of 50 to 60 stores in fiscal 2006.

•	The Company expects to complete the acquisition of approximately 40 Popular Cash Express stores located in Florida, Texas and Arizona between October 31, 2005 and November 30, 2005, and all remaining stores by the end of December, 2005.

•	The Company will incur approximately $1 million in transition expenses related to the Popular Cash Express acquisition in the second quarter of fiscal 2006.

•	The Company expects to close 11 to 21 additional stores in the next three quarters for a total of 20 to 30 stores in fiscal 2006.

•	The Company currently estimates franchisees will open approximately 30 stores in fiscal 2006.

•	The Company expects its fiscal 2006 tax rate to be 39 percent.

•	The Company began expensing stock options in fiscal 2006 and expects to record stock option expense of approximately $1 million.

•	The Federal Deposit Insurance Corporation’s Revised Guidelines for Payday Lending, which took effect July 1, 2005, will adversely impact the Company’s payday loan business in fiscal 2006. The Company cannot currently quantify this impact or the benefits that recently introduced alternative loan products may have on its revenue and profitability in fiscal 2006. At this time ACE currently offers its customers the following loan products:
•	Short-term consumer loans offered pursuant to state regulation (ACE Loan) in 20 states and the District of Columbia with an average term of approximately 14 days;

•	Short-term consumer loans in Texas, Arkansas and Pennsylvania offered by Republic Bank of Kentucky (RBT Loan) with a 14-day term;

•	On August 1, 2005, the Company began to offer installment loans in Texas, Arkansas and Pennsylvania made by First Bank of Delaware (FBD Loan) with a 20-week term. An FBD Loan generates loan fees and interest for ACE of approximately 55 percent to 80 percent of the loan fees and interest generated by an RBT Loan depending upon the number of days the FBD loan is outstanding. Customers are only offered an FBD loan if they do not qualify for an RBT Loan.
About ACE Cash Express
ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of September 30, 2005, ACE had a network of 1,389 stores in 37 states and the District of Columbia, consisting of 1,163 company-owned stores and 226 franchised stores. ACE focuses on serving consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. ACE’s website is found at http://www.acecashexpress.com.
Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.
Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to satisfaction of the various conditions to the closing of the acquisition of the Popular Cash Express stores, as well as matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:
•	ACE’s relationships with Republic Bank & Trust Company, First Bank of Delaware, Travelers Express and its affiliates, and its bank lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;
•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;
•	any impact to ACE’s earnings derived from the loans offered by each of Republic Bank & Trust Company and First Bank of Delaware at ACE’s stores in Texas, Pennsylvania and Arkansas from the implementation of the revised Guidelines for Payday Lending announced on March 1, 2005 by the Federal Deposit Insurance Corporation, which revised Guidelines provide guidance to banks that engage in payday lending, and include a requirement that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any lender for more than 3 months in the previous 12 months;

•	any litigation;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores.
ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.

ACE CASH EXPRESS, INC. AND SUBSIDIARIES
INTERIM UNAUDITED
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)

	Three Months Ended
	September 30,
	2005	2004
Revenues	$66,193	$62,026
Store expenses:
Salaries and benefits	17,235	14,787
Occupancy	9,456	8,182
Provision for loan losses and doubtful accounts	8,159	7,468
Depreciation	2,066	1,687
Hurricane Katrina related expenses	1,655	—
Other	10,335	9,808

Total store expenses	48,906	41,932

Gross margin	17,287	20,094
Region expenses	5,918	5,219
Headquarters expenses	4,830	4,681
Franchise expenses	278	267
Other depreciation and amortization	821	706
Interest expense, net	810	593
Other expenses, net	(67)	172

Income before income taxes	4,697	8,456
Provision for income taxes	1,832	3,383

Net income	$2,865	$5,073

Earnings per share:
Basic	$0.21	$0.38
Diluted	$0.21	$0.37
Weighted average number of common shares outstanding:
Basic	13,471	13,366
Diluted	13,782	13,848
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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	June 30,
	2005	2005
	(unaudited)
ASSETS
Current Assets
Current Assets Cash and cash equivalents	$124,174	$109,430
Accounts receivable, net	6,194	3,969
Loans receivable, net	24,772	20,787
Prepaid expenses, inventories and other current assets	13,487	13,685

Total Current Assets	168,627	147,871

Noncurrent Assets
Property and equipment, net	38,085	37,657
Covenants not to compete, net	1,564	1,668
Goodwill, net	99,922	98,702
Other assets	6,806	6,723

Total Assets	$315,004	$292,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Revolving advances	$53,000	$43,300
Accounts payable, accrued liabilities and other current liabilities	40,690	36,117
Money orders payable	9,385	4,867

Total Current Liabilities	103,075	84,284

Noncurrent Liabilities
Deferred income tax	4,051	4,302
Deferred revenue	3,112	3,271
Other liabilities	4,362	4,079

Total Liabilities	114,600	95,936

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 50,000,000 shares authorized, 13,946,361 and 13,912,045 shares issued and 13,734,961 and 13,700,645 shares outstanding, respectively	137	137
Additional paid-in capital	104,179	103,544
Retained earnings	101,701	98,836
Accumulated comprehensive income (loss)	76	(56)
Treasury stock, at cost, 211,400 shares	(2,707)	(2,707)
Unearned compensation — restricted stock	(2,982)	(3,069)

Total Shareholders’ Equity	200,404	196,685

Total Liabilities and Shareholders’ Equity	$315,004	$292,621

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
SUPPLEMENTAL STATISTICAL DATA
(unaudited)

	Three Months Ended
	September 30,		Year Ended June 30,
	2005	2004	2005	2004
Company Operating and Statistical Data:
Company-owned stores in operation:
Beginning of period	1,142	1,026	1,026	968
Acquired	2	23	74	34
Opened	29	15	80	53
Sold	(1)	—	(6)	(5)
Closed	(9)	(9)	(32)	(24)

End of period	1,163	1,055	1,142	1,026
Franchised stores in operation:
Beginning of period	229	204	204	200
Opened	6	9	48	32
Acquired by ACE	(2)	(11)	(22)	(13)
Closed	(7)	—	(1)	(15)

End of period	226	202	229	204

Total store network	1,389	1,257	1,371	1,230

Percentage increase (decrease) in comparable store revenues from prior period:(1)
Total revenue	2.2%	7.9%	3.1%	5.0%
Check fees including tax check fees	(0.2%)	(1.7%)	(3.8%)	4.1%
Loan fees and interest	3.3%	20.7%	12.7%	7.8%

Cash Flow Data: (in thousands)
Purchases of property and equipment, net	$2,889	$2,697	$18,951	$7,439
Store acquisition costs:
Property and equipment	32	339	958	511
Intangible assets	1,276	3,510	18,429	6,403

Check Cashing Data:
Face amount of checks cashed (in millions)	$1,230	$1,147	$5,277	$5,103
Face amount of average check	$372	$358	$396	$388
Average fee per check	$8.95	$8.78	$9.98	$9.91
Fees as a percentage of average check	2.41%	2.45%	2.52%	2.55%
Number of checks cashed (in thousands)	3,310	3,204	13,325	13,151

Check Collections Data: (in thousands, except percentages)
Face amount of returned checks	$9,002	$5,952	$26,914	$21,705
Collections	7,101	4,041	20,951	13,947

Net write-offs	$1,901	$1,911	$5,963	$7,758

Collections as a percentage of returned checks	78.9%	67.9%	77.8%	64.3%
Net write-offs as a percentage of revenues	2.9%	3.1%	2.2%	3.1%
Net write-offs as a percentage of the face amount of checks cashed	0.15%	0.17%	0.11%	0.15%
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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
SUPPLEMENTAL STATISTICAL DATA, continued
(unaudited)
(in thousands, except averages and percents)

	Three Months Ended
	September 30,		Year Ended June 30,
	2005	2004	2005	2004

Combined Short-Term Consumer Loans Operating Data:
Volume — new loans and refinances	$181,520	$159,673	$640,356	$527,723
Average advance	$300	$283	$290	$278
Average finance charge	$44.24	$44.83	$45.87	$43.71
Number of loan transactions — new loans and refinances	563	554	2,139	1,909
Matured loan volume	$172,927	$154,565	$613,380	$516,741
Loan fees and interest	$25,209	$23,223	$91,793	$77,029
Loan loss provision	$8,114	$7,424	$26,941	$24,280
Gross margin on loans	67.8%	68.0%	70.7%	68.5%
Loan loss provision as a percent of matured loan volume	4.7%	4.8%	4.4%	4.7%

Loans Processed for Republic Bank: (2)
Volume — new loans	$28,763	$48,454	$184,646	$159,692
Average advance	$309	$314	$319	$296
Average finance charge	$54.52	$55.37	$56.30	$52.11
Number of loan transactions — new loans	93	154	578	541
Matured loan volume	$31,563	$47,299	$181,153	$157,018
Loan fees and interest	$4,534	$7,263	$27,880	$24,036
Provision for loan losses payable to Republic Bank	$1,557	$2,337	$8,686	$7,390

Loans Processed for First Bank of Delaware: (3)
Volume — new loans (4)	$7,270	—	—	—
Average advance	$340	—	—	—
Average finance charge (5)	$33.79	—	—	—
Number of loan transactions — new loans (6)	21	—	—	—
Matured loan volume (7)	$11,742	—	—	—
Loan fees and interest	$1,901	—	—	—
Provision for loan losses payable to First Bank of Delaware	$609	—	—	—

ACE Loans Operating Data:
Volume — new loans and refinances	$145,487	$111,219	$455,710	$368,031
Average advance	$296	$269	$277	$269
Average finance charge	$42.27	$39.89	$41.17	$39.40
Number of loan transactions — new loans and refinances	449	400	1,561	1,368
Matured loan volume	$129,622	$107,266	$432,227	$359,723
Loan fees and interest	$18,774	$15,960	$63,913	$52,993
Loan loss provision	$5,947	$5,087	$18,255	$16,890

ACE Loans Balance Sheet Data:
Gross loans receivable	$37,993	$30,819	$31,790	$27,663
Less: Allowance for losses	13,221	12,021	11,003	10,616

Loans receivable, net of allowance	$24,772	$18,798	$20,787	$17,047

Allowance for losses on loans receivable:
Beginning of period	$11,003	$10,616	$10,616	$8,734
Provision for loan losses	5,947	5,087	18,255	16,890
Charge-offs	(3,729)	(3,833)	(18,996)	(15,295)
Recoveries	—	151	1,128 (8)	287

End of period	$13,221	$12,021	$11,003	$10,616

Allowance as a percent of gross loans receivable	34.8%	39.0%	34.6%	38.3%

(1)	Calculated based on changes in revenue for all company-owned stores open in both periods and open for at least 13 months.

(2)	Republic Bank loans are short-term consumer loans made by Republic Bank & Trust Company at our company-owned stores in Arkansas, Pennsylvania and Texas since January 1, 2003.

(3)	First Bank of Delaware loans are 20-week installment loans made by First Bank of Delaware at our company-owned stores in Arkansas, Pennsylvania, and Texas since August 2005.

(4)	Includes only the loan origination amount for each installment loan.

(5)	The loans processed for First Bank of Delaware are 20-week loans; the average finance charge is presented based upon the 14-day average duration of the ACE loans and the Republic Bank loans.

(6)	Includes the initial 20-week loan transaction only.

(7)	Includes maturing principal amount for each 2-week payment.

(8)	Includes the recovery of $1.2 million from the sale of previously charged-off ACE loans.
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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
REVENUE ANALYSIS
(unaudited)

	Three Months Ended		Year Ended
	September 30,		June 30,
	2005	2004	2005	2004	2003
Revenues (in thousands):
Check cashing fees	$29,612	$28,117	$131,619	$129,194	$125,703
Loan fees and interest	25,209	23,223	91,793	77,029	70,806
Bill payment services	5,296	4,709	20,266	16,960	13,507
Money transfer services	2,967	2,825	11,868	11,136	10,898
Money order fees	1,599	1,731	6,875	6,330	6,960
Franchise revenues	769	747	3,180	2,774	2,346
Other fees	741	674	3,048	3,236	4,069

Total revenue	$66,193	$62,026	$268,649	$246,659	$234,289

	Three Months Ended		Year Ended
	September 30,		June 30,
	2005	2004	2005	2004	2003
Percentage of Revenues:
Check cashing fees	44.7%	45.3%	49.0%	52.4%	53.7%
Loan fees and interest	38.1	37.4	34.2	31.2	30.2
Bill payment services	8.0	7.6	7.5	6.9	5.8
Money transfer services	4.5	4.6	4.4	4.5	4.6
Money order fees	2.4	2.8	2.6	2.6	3.0
Franchise revenues	1.2	1.2	1.2	1.1	1.0
Other fees	1.1	1.1	1.1	1.3	1.7

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%

CONFERENCE CALL
October 27, 2005
5 p.m. EDT
     An investor conference call will be held today, October 27, 2005 at 5 p.m. EDT, regarding the release of ACE Cash Express, Inc.’s fiscal 2006, first quarter earnings. The Company invites you to participate in the conference call by dialing (800) 442-9701. The confirmation code to access the call is 1485799. Jay B. Shipowitz, President and Chief Executive Officer and William S. McCalmont, Executive Vice President and Chief Financial Officer, will present the first quarter review.
     For your convenience, the conference call will be replayed in its entirety beginning at approximately 6 p.m. EDT on October 27th through 12 p.m. EDT on November 2nd. If you wish to listen to a replay of this conference call, dial (800) 642-1687, provide your name and use confirmation number 1485799.
     If you have questions regarding this conference call, please contact Joy Robinson at (972) 753-2305.